Exhibit 99.2

Company Contact:	Investor Relations Contacts:	Media Contact:
Rob Lewis, CFO	David Barnard & Kirsten Chapman	Chenoa Taitt
iMergent, Inc.	Lippert/Heilshorn & Assoc.	Lippert/Heilshorn & Assoc.
801.431.4695	415.433.3777	212.838.3777
investor_relations@imergentinc.com	David@lhai-sf.com	ctaitt@lhai.com

iMergent Announces Preliminary Fourth Quarter and Fiscal Year 2005 Results

- Expects Fiscal Fourth Quarter 2005 Revenue of $28.0 Million to $28.6 Million and
EPS of $0.03 to $0.04 –

- Negative Publicity in Certain Markets Impacts Revenue and Gross Margin and
Results in Increases in Legal Expenses and Reserves –

- Generates Cash from Operations of Approximately $2 Million -

- Focuses on Long-Term Growth with Launch of Sixth Sales Team in September -

OREM, UTAH, AUGUST 10, 2005 — iMergent, Inc., (AMEX: IIG) a leading provider of eCommerce and software for small businesses and entrepreneurs, announced preliminary results for its fiscal fourth quarter and year ended June 30, 2005.

Don Danks, iMergent’s chairman and chief executive officer, stated, “While we achieved our fiscal 2005 goals of revenue to grow approximately 40 percent and earnings before tax growth to be greater, earnings in the fiscal fourth quarter declined versus a year ago.  We were impacted primarily by lower than anticipated revenues at our international and to a lesser extent, domestic workshops, as well as higher than anticipated operating expenses, the majority of which we believe was a result of a sudden and unprecedented increase in media inquiries by critics actively attempting to damage the company’s business and reputation.  I believe we were unable to surpass last year’s fourth quarter earnings as a result of the disruption of our workshops and increased reserves.  However, given the severe challenges we faced, I am pleased we were still able to achieve year-over-year sales growth in the quarter, as well as generate approximately $2 million in cash from operations.  We are focused on continuing to improve in every facet of our business with primary emphasis on providing the best eCommerce technology, support and customer service in the industry.”

Contributing to lower gross margin and higher operating expenses during the fiscal fourth quarter were the following specific factors:

•                  Lower sales conversion rates as a result of the unprecedented negative publicity in certain markets, particularly in Australia.

•                  Increases in legal expenses and reserves associated with litigation.

•                  Increases in customer returns and related accruals as a result of negative publicity affecting the company in international and domestic markets.

•                  Increases in the allowance for doubtful accounts as a result of changes in collection experience from the impact of negative publicity affecting the company in international and domestic markets.

Fiscal fourth quarter revenue is anticipated to be between $28.0 million and $28.6 million, which would be an increase of 12 percent to 14 percent compared to the same quarter of last year of $25.0 million.  Earnings before income taxes (EBT) for the fiscal fourth quarter 2005 are expected to be in the range of $600,000 and $650,000.  Net income is expected within the range of $400,000 and $500,000, or between $0.03 and $0.04 per diluted share.

The company expects fiscal 2005 revenue to be in the range of $113 million to $114 million, compared to $81.0 million, which represents an increase of approximately 40 percent. EBT for fiscal 2005 is expected within the range of $14.2 million and $14.3 million.  Net income for the year-ended June 30, 2005 is expected to be between $9.1 million and $9.3 million, or $0.74 and $0.75 per diluted share.

“While we experienced unprecedented disruption in our operating activities during May and June, we are confident of the long-term strength of our business model,” said Brandon Lewis, president and chief operating officer.  “Although delayed, we continue to develop partnerships for future product introductions.  In addition, we are introducing a sixth sales team, positioning us to further leverage iMergent’s existing infrastructure.  We sought out and have retained some of the leading speakers in the industry as part of this new sales team, and we look forward to rapid deployment of this team beginning in September.”

In a separate news release today, iMergent announced the sale of its domestic trade receivables portfolio of $15.3 million and the receipt of a Letter of Intent for the sale of its international receivables portfolio that is expected to result in an additional $5.2 million in cash. Trade receivables sales are expected to total approximately $20.6 million.  In addition, other trade receivables of $2.7 million in net book value as of June 30, 2005 have also been or will be converted to cash.

These results are preliminary and unaudited. There can be no assurance that the company’s final results for the fiscal fourth quarter and full-year 2005 will be within the ranges specified above.  iMergent expects to report final results for the fiscal fourth quarter and year-ended June 30, 2005 in early September 2005.

About iMergent

iMergent provides eCommerce solutions to entrepreneurs and small businesses enabling them to market and sell their business product or idea via the Internet.  Headquartered in Orem, Utah the company sells its proprietary StoresOnline™ software and training services, helping users build a successful Internet strategy to market products, accept online orders, analyze marketing performance, and manage pricing and customers. In connection with software, iMergent offers site development, web hosting, marketing and mentoring products.  iMergent typically reaches its target audience through a concentrated direct marketing effort to fill Preview Sessions, in which a StoresOnline expert reviews the product opportunities and costs. These sessions lead to a follow-up Workshop Conference, where product and technology experts train potential users on the software and encourage them to make purchases.

iMergent, Inc. and StoresOnline are trademarks of iMergent, Inc.

Safe Harbor Statement

Statements made in this press release that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provision of the Private

Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of the management of iMergent and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, without limitation, the Company’s continued ability to increase revenue; the future success of workshops domestically and internationally; the achievement of fiscal 2005 goals; the earnings before taxes to be greater; the impact of lower than expected revenues and higher than expected expenses; the ability to maintain and/or control revenues and expenses going forward; the results of increased media attention; the results of critics attempting to disrupt the business of the company; the ability to achieve year over year sales growth in the quarter and going forward; the ability to generate approximately $2 million in cash from operations; the ability to improve every facet of our business; the ability to provide the best eCommerce technology, support and customer service in the industry; the results and continuation of lower sales conversions and the causes associated with that;  the results and continuation of increased expenses and reserves; the results and continuation of customer returns and related accruals and the causes associated with that;  the results and continuation of increases of allowances for doubtful accounts;  fiscal year 2005 revenues expectations  being correct; fiscal year 2005 EBT expectations  being correct ; fiscal year 2005 net income expectations  being correct; there being long term strength in the business model of the company; the ability to develop partnerships; the introduction and success of the sixth sales team; the ability to maintain growth in the global eCommerce marketplace; the continuation of substantial cash being generated from operations; the ability to provide merchants services which grow their business; the Company’s ability to attract and retain key management and other personnel; the results of Class Action suits filed; the company’s resolution of the Texas proceeding; employees complying with company policy and laws.  For a more detailed discussion of factors that affect iMergent’s operating results, please refer to its SEC reports including its most recent Form 10-K and Form 10-Q. The company undertakes no obligation to update this forward-looking information.

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